EXHIBIT 99.2
INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

INSIGNIA
Insignia Solutions Second Quarter 2005
August 10, 2005
4:00 pm CT

Conference Coordinator:	Please stand by, your conference is about to begin.

Good afternoon ladies and gentlemen and welcome to the Insignia Solutions’ second quarter 2005 teleconference and Webcast.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instruction for follow-up at that time. If anyone should require assistance during the call, please press the star-0 on your touchtone phone.

I would now like to introduce Ms. Quynh Nguyen. Go ahead...

Quynh Nguyen:	Thank you...

Conference Coordinator:	...please.

Quynh Nguyen:	Thank you operator and good afternoon and good evening everyone. Thank you for joining us to discuss Insignia Solutions’ second quarter 2005 results.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

If you have not received a copy of the news release that was distributed after the market closed today, please refer to the company’s Web site at www.insignia.com or contact Financial Dynamics at 415-439-4511.

Before we begin today, I would like to make a statement regarding forward-looking remarks that you may hear on today’s call.

This conference call will encompass forward-looking statements that involve risks and uncertainties such as the outcome of the June 30, 2005 audit currently in progress in connection with anticipated regulatory filings, statements regarding revenue and expenses for the third quarter of 2005, the expected benefits of the Mi4e acquisition, customer demand, Insignia’s sales pipeline and expected revenue, expenses, and growth.

The results for the third quarter of 2005 may differ from the guidance discussed due to factors described under risk factors in the company’s annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

The statements in this conference call relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. Historical results are not necessarily indicative of future performance.

This release includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements.

Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability, intense competition in our markets, and the unpredictability of our revenue.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Further details on these and other risks are set forth in Insignia Solutions’ filings with the SEC. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Insignia Solutions does not undertake any obligation to update forward-looking and other statements in this release.

Additionally, a replay of this conference call will be available starting approximately one hour after the conclusion of this call until midnight on August 24. The number to call for the replay is 888-562-0859 and no pass code is required. You can also access the replay of the Web cast at insignia.Com.

In order for Web cast listeners to participate during our question-and-answer session today, we have arranged to take questions via e-mail in addition to our usual telephone process.

If you have a question during this call, please send the question to the following e-mail address — insignia@sd-uf.com. Management will answer as many questions as possible during the course of this call.

Joining us on the call are Mark McMillan, Chief Executive Officer of Insignia Solutions, and Roger Friedberger, Interim Chief Financial Officer.

At this time, we’ll begin with comments from our CEO, Mark McMillan. Please go ahead, Mark.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	Thank you Quynh; and thank you everyone for joining our Q2 earnings call.

As we mentioned in the press release announcing the call, we scheduled this a little bit later than normal due to our need to complete a mid-year audit. I’m happy to say that the audit is nearly complete and therefore, we are now prepared to release our second quarter and first half operating results.

Two thousand five has been an exciting time for Insignia. During the second quarter, we made considerable progress on driving the adoption of our products, integrating the Mi4e operations we acquired in March and building a strong financial foundation for the company on which to base future growth.

A few of our accomplishments for Q2 include, Insignia posted Q2 revenue of $734,000, this was up 586% over Q2 of 2004 and up 58% over Q1 reported revenues of $462,000.

The revenue was about equally divided between our OMA-DM, our OMA-CP server, and our OMC client products. Additionally, it was almost equally divided between Europe, the Americas, and Asia.

This seems to represent clear evidence of broad revenue traction taking hold across products and regions. Indicative of our success for the quarter, six new mobile operators signed agreements to deploy Insignia products.

The technology’s license include both Insignia’s OMA-CP and OMA-DM server products. This level of adoption represents a significant validation of both our products and the partnerships we have established.

On May 11, we announced that TTPCom, a leading provider for mobile phones, adopted Insignia’s complete client products suite. These products will be tightly integrated into TTPCom’s (HR) platform to deliver next generation device management technologies to TTPCom’s customers.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

TTPCom shipped on — over 40 million mobile phones last year and has an impressive customer list that includes, Motorola, LG, Sanyo, and Panasonic, as well as many other leading handset vendors.

TTPCom has licensed Insignia’s OMA-DM server on a per device royalty basis.

On June 20, we announced that Pantech Company Limited, a large Korean handset vendor, licensed our Open Management Client solution from our Korean joint venture.

Pantech handsets are marketed under the Audiovox, Motorola, Pantech, and Curitel brands. Recently, Pantech singed an agreement to acquire SK Teletech, Korea’s Number 4 handset vendor.

Pantech selected the OMC product because of its performance and ease of portability.

On June 28, we announced that Huawei Technologies, one of the world’s largest telecom infrastructure providers, licensed Insignia’s complete server product line. Huawei is headquartered in Shenzhen, China and have already won contracts for its own products with over 300 telecom operators around the world.

Their products and solutions serve over 90 countries, as well as 22 of the world’s Top 50 operators. In 2004, Huawei sales exceeded 5 billion US dollars.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Huawei vast direct market presence brings Insignia’s significant new market reach. During the quarter, they signed their first mobile operator for Insignia’s products and we are hopeful for continued momentum with this relationship.

We also made significant strides towards the complete integration of Mi4e operations including shifting some R&D activities from our California headquarters to our Stockholm R&D center. This move was taken to reduce costs and improve cost platform development and integration.

The major financial challenge that we faced during Q2 was the result of difficulty in the registration of shares relating to regulatory requirements resulting from the Mi4e acquisition.

As a result of this delay, Insignia completed private placement transactions in late June and early July.

Roger will now go into more detail on this matter and more color on the Q2 numbers, then, in response to some questions that I received prior to the call, I will go into some background on the market, our strategy, and our outlook for Q3.

Finally, we’ll open the call up for your questions. Roger?

Roger Friedberger:	Thank you, Mark.

As Mark has already addressed the quarter’s revenues, I will restrict my remarks to profitability, expenses, cash flow, and financing. But first, I’d like to provide some details on the delays surrounding our registration statement filings with the SEC.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Our plans were to file with the SEC in the second quarter the registration statements covering the October 2004 and February 2005 pipes and the shares issued to the Mi4e sellers, plus the February 2005 subscription agreement.

In order to file these, we first needed to submit two years of audit and financial statements of Mi4e which we acquired in March. This was impossible as only 18 months of records were available for audit.

After a lengthy discussion with the SEC, it was agreed that we could proceed with our registration statements provided they contained our audit results of the six months ended June 30, 2005.

This audit is now in the process of being finalized and we are planning to file a registration statement, encompassing all of the above as soon as we are able to.

Also, I want to mention that on May 18, we announced that we resolve the outstanding issue with NASDAQ concerning our 2004 lack of compliance with the minimum shareholder equity requirements.

As of June 30, 2005, we exceeded the minimum shareholder equity requirements of $2.5 million with a net equity of $3 million. We thus continue to maintain our listing eligibility.

Now, let me talk about our financial results. In the quarter, we had an operating loss of $1.6 million compared to $1.8 million in the same period the prior year and $1.8 million in the first quarter of 2005.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Loss per share for the second quarter of 2005 was 4 cents compared to a loss of 9 cents in the same period in the prior year and a loss of 5 cents in the first quarter of 2005.

Operating expenses in the quarter were $2.3 million compared to $1.9 million in the same period of the prior year and $2.3 million in the first quarter of 2005.

Thus sequentially, expenses overall remained level. We were able to achieve some savings in R&D expenses through consolidation of our US R&D organization with Mi4e in Sweden.

G&A expenses declined $90,000 sequentially despite an increase in cost primarily related to administrative expenses in Sweden, because in the first quarter, we had an exceptional provision for doubtful accounts of $175,000.

Sales and marketing expenses for the quarter remained sequentially level at approximately $660,000 as we consolidate our sales and marketing activities following the Mi4e acquisition.

For Q3, we expect expenses to be at a similar level as Q2 or possibly slightly lower as the full effect of the engineering consolidation is reflected.

Now, let me talk about cash flow. Our current quarterly cash flow expense needs run about $2.1 million per quarter. At June 30, we had about $900,000 in cash and $600,000 of receivables.

We also raised the further $400,000 in early July through the recent pipe. We believe we have sufficient cash flow to cover us through late September, at which time we are (unintelligible) some of the company through the Fusion subscription agreement. In the event this is not possible, we may seek further financing.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Now, let me pass back to Mark who’ll tell you about the market opportunity for Insignia’s products and our business outlook.

Mark?

Mark McMillan:	Thank you, Roger.

I thought it might be helpful to spend a few minutes talking about the trends that are affecting the mobile device management market and how do we see them playing out.

First, let us define what we mean by mobile device management. From the highest level, we mean the ability to remotely configure, update, and monitor mobile-connected devices.

These devices are evolving at an astonishing rate with each generation adding complexity, functionality, and features. With this complexity comes new challenges to the user, the manufacturer, the mobile operator, and the enterprise.

More specifically, we mean the ability to configure and update settings, install new capabilities, query a device to determine its status, upgrade or update software components or the entire software load, monitor device for errors and automatically respond to those errors with corrective measures.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

These capabilities enable a wide range of powerful new functions including highly targeted configurations of devices to suit a mobile subscriber’s interest, including downloading audio and video, graphics, applications, and games.

All capabilities that mobile operators around the world are seeking to increase revenues. Automatic monitoring and corrective response to failures which dramatically reduce technical support cost and subscriber frustrations with ever more complex devices.

The automatic configuration of devices to eliminate the need for subscriber intervention to ensure that supported data services work out of the box.

And enterprise control over their dispersed workforce mobile devices to remotely deploy and update mobile applications, ensure that they work, ensure that the correct security measures are in place, and that only authorized applications are being used.

When deployed correctly, state-of-the-art mobile device management technologies improve the subscriber experience, reduce cost of support and increase data service revenues for the operator, decrease handset vendor support and warranty cost, and enable corporations to deploy and manage new mobile applications for their workforce.

It does not take too much imagination to see that you’re probably not maximizing data revenue. If you give a 14-year old boy a phone configured the same way as the phone you would give a 40-year old professional in the field. However, today, that is precisely what happens.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

If the phones were configured with meaningful home pages, bookmarks, MP3 content, games, etcetera, the new data services could be merchandized in a compelling way to interested subscribers.

The mobile operators now understand this and are now moving to adopt solutions that enable a dynamic approach to their subscriber base. It’s no wonder that the mobile industry has won (lined us) to support these new technologies.

Initial interest was demonstrated by handset vendors as a way of controlling escalating support costs, then mobile operators became interested in the ability to drive increased data revenue and finally, we are now beginning to see early signs of interest from large enterprises deploying applications to mobile workforce.

The Open Mobile Alliance or OMA, the leading standards body for the GSM world, has made great progress over the past year in codifying standards to support new and higher levels of manageability of mobile devices. The OMA has progressed from simple configuration of data services, like SMS, MMS, and GPRS to the ability to create customized managed objects and to be able to both read and write the settings for these objects.

Next, they introduced the ability to update firmware and soon will introduce diagnostics and alerts as a standardized capability. And in the not-too-distant-future, we will utilize the ability to install new bundled capabilities and content in a seamless transaction, opening the way for the fast evolution of innovative mobile content similar to what we’ve seen happen in the PC.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Other standards bodies, like the Open Systems Gateway Initiative or OSGI, will play important roles along with the OMA in the progression of these standards.

The opportunity for Insignia is to lead in the development of standards-based mobile device management solutions and in so doing, deliver significant value to subscribers, the mobile operator, handset vendors, and the enterprise who will be deploying mobile applications.

We have delivered a powerful solution based on today’s standards and we intend to support future standards as they evolve.

For the foreseeable future, this area is ripe for further innovation as the industry continues to seek ways to support more and more complex mobile devices. Our R&D centers are staffed with leading engineers and are focused on game-changing technologies that will enable us to maintain our position at the top of this exciting field.

We have recently updated the product content on our Web site to reflect the evolution of our product offerings. I encourage you to visit www.insignia.com for more detailed information on our current pipeline.

In April 2005 report published by Ovum, a UK-based wireless industry market intelligence firm, predicts the market for mobile device management server software will grow from $43 million in 2005 to $105 million in 2006, $206 million in 2007, $330 million in 2008, and $434 million in 2009.

Insignia’s own estimates for the total market size for device management client software are between $40 million and $80 million for 2009. This puts the current estimates of the total available market for Insignia’s products at about a half-a-billion dollars in 2009 or about a ten-fold increase in market growth over the next four years.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Insignia’s strategy is to continue the momentum demonstrated during Q2 by gaining market share with both our client and server-side products, through a combination of continued innovation and strong partnerships that deliver market reach.

At this time, we can’t predict our ultimate market share, however, we believe that our track record of success last quarter demonstrates that we are well-positioned to play a significant role in this evolving market.

We anticipate continued sequential growth on the top line revenues. While we are focusing on growth, we will attempt to keep expenses on a comparable basis to the second quarter.

We are pleased with the progress we have shown today, but we believe that it’s too early to make projections beyond this at this time.

In summary, we’re well-positioned in a rapidly-expanding market. We are now achieving significant wins on both the client and server-side products and anticipate continued revenue growth in Q3 based upon our growing pipeline of opportunities.

We intend to achieve these objectives while maintaining tight control on our spending.

With that said, we’ll now open the call up for your questions.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Conference Coordinator:	At this time, if you would like to ask a question, please press the star and 1 on your touchtone phone. You may withdraw your question at any time by pressing the pound key. We ask that you limit yourself to one question and one follow-up.

Once again, if you would like to ask a question, please press the star and 1 on your touchtone phone.

We will pause a moment for questions to queue.

We will take our first question from the site of (Ben Zandy) with (Zenech).

Go ahead please.

(Ben Zandy):	Gentlemen, congratulations on your achievements this quarter — very impressive.

Would you be able to expand on the six new operators that you had signed on in June, who they are? And also, when I reviewed your Web site and looked at the video on the worldwide development, you have the logo for Ericsson and a few other operators that (you’re having a standoff).

Mark McMillan:	Okay. I can’t expand more on the fixed operators that we’re discussing this quarter other than to say there’s one large operator, two medium operators, and three smaller operators in the mix. We will make a specific announcement on names and so forth as we have permission from our customers to do so.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

I did get an email from somebody this morning about (Lory) logos on the video on our Web site, I have not yet — (get) to that. We’ll try to clean those up and so that you can fully read (unintelligible) on video.

(Ben Zandy):	Do you foresee to announcing (six operators) this year?

Mark McMillan:	We will make announcements of our customers when they allow us to make announcements.

(Ben Zandy):	All right, I appreciate it. Thank you, gentlemen.

Conference Coordinator:	We will now take the next question from the site of Pablo Perez with ThinkEquity Partners.

Go ahead please.

Pablo Perez-Fernandez:	Yeah, this is Pablo from ThinkEquity. I have a quick question. On these six operators that you find, even though you can’t tell us who they are until they tell you, you can, can you give us a sense on when revenues will begin to flow in from these deals and when they become meaningful?

And if you could give us any sense of what sorts of order of magnitude we should expect?

Mark McMillan:	Okay. Let me try to knock those questions off one at a time.

Approximately a third of our Q2 revenues were a result of some of those six operator deals. Some of the six operators showed some revenue last quarter, many did not — did not — we did not post revenue last quarter from the operators.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

I don’t want to give any more forward-looking statements regarding revenue than what I have already said that we expect sequentially higher revenue Q3, but obviously, we’re not doing royalty free deals so at some point, we’ll begin to post royalty revenues on those transactions.

Pablo Perez-Fernandez:	Thank you.

Conference Coordinator:	We will now take our next question from the site of (Charles Kaizner) who is a private investor.

Go ahead please.

(Charles Kushner):	Hi, Mark, (Charlie Kushner). What is the status of the company’s pertinent intellectual property rights and to what extent is the company impacted by the patent announcements made by the competitors, you know, Path and Bitfone?

Mark McMillan:	Okay. Well, we’re very confident in our technology and the differentiations in our technology. We obviously continue to monitor competitive patent offerings while we pursue our own aggressive, you know, patent — this portfolio of intellectual property.

As far as specific comments regarding any third-party intellectual property, I don’t think it’s a conversation to have in a public place but just to say that we’re aware of activity going on, we’re tracking it closely, and we’re confident in the differentiation of what we have.

(Charlie Kushner):	Okay.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

In the press release you said Insignia’s competitive advantages, could you give us more color on that on, what does mean?

Mark McMillan:	What do mean — what are our competitive advantages?

(Charlie Kushner):	Yes.

Mark McMillan:	Well, there’s lot of competitive advantages, a matter of time I’ll hit a couple of highlights. But one of them is that we have an extremely elegantly designed server solution that usually (applies) our intelligent workflow environment, which allows you to very quickly deal with custom business logic to perform anyone of the used cases like I described in my prepared comments.

(Charlie Kushner):	Uh-huh.

Mark McMillan:	Many of the competing products that we have, have, you know, unified coach structure with a lot of hard-coated used case built in, but the way that this technology is being implemented by the data service marketing group to do segmentation by the field support group to do automatic repairs by different use - different constituents within an operator, our solutions is very well designed and has been very-well received because of the ground up architecture that we’ve built in and flexibility built into our products.

So that’s one of the significant advantages that we have.

Conference Coordinator:	We will now take our next question from the site of (Howard Prince), a private investor. Go ahead please.

(Howard Prince):	Hi, Mark. How are you?

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	I’m fine. How are you?

(Howard Prince):	Good, good.

Regarding Huawei, are the Insignia DMS product suite is that — are they — is that the only product suite that Huawei is offering or are they offering competitive products as well?

Mark McMillan:	You know, I’m not aware of any competitive products they’re offerings in the multi-device management space.

(Howard Prince):	So it’s — so one would infer unless something else would have come up that Huawei is endorsing Insignia’s product only?

Mark McMillan:	Well, they certainly are selling our products. They’ve already signed their first operator and we would anticipate more.

(Howard Prince):	Yeah, yeah.

Mark McMillan:	We don’t have a contractual exclusive with them. I’m not a big believer in contractual exclusives. I believe you have to continue to earn it...

(Howard Prince):	Right.

Mark McMillan:	...as you go. But we’re very optimistic about the relationship with Huawei. They are — I mean to sign a partnership like that and have them deliver their first customer in a matter of weeks, is a pretty amazing thing and...

(Howard Prince):	I agree.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	...we’re very excited about working with them. They’re an extremely aggressive company who’s grown — they started in the mid 80’s and they’re a $5 billion plus company today.

So they are – they’ve proven to be very aggressive and good folks to work with and we’re very pleased to have partnered with them and that they selected our product.

Conference Coordinator:	We will now take our next question from the side (Bizad Zandy) with (Pacific Guarantee).

Go ahead please.

(Bizad Zandy):	Hi, Mark, this is (Bizad). How are you?

Mark McMillan:	I’m doing fine.

(Bizad Zandy):	Mark, I need to clear up a couple of things with you. One is that you announced today that one of the carriers is a large carrier. You also announced last quarter that we have signed up a large carrier.

So is it correct to assume that now we have two large carriers signed up?

Mark McMillan:	I think that would be a correct assessment.

(Bizad Zandy):	Okay.

And then can you expand on Axalto relationship, how is it working out, how many operators or customers they’ve signed up so far?

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	It’s working very well. I can say that they signed two operators last quarter, if that gives you an indication for the level of activity with Axalto.

I don’t believe I have permission from them to tell you exactly how many they’ve released total or signed total today, but it’s a productive relationship. And just like our relationship with Huawei, we’re very pleased to be partnered with them and it’s a very active relationship.

(Bizad Zandy):	And then you have two new operators on your Web site, one is from Algeria, the other one from Bolivia, and then as the caller mentioned you’ve got Ericsson and Siemens Mobile on your video. We haven’t heard about any of these. Are these old clients of Insignia right now?

Mark McMillan:	They’re all people who’ve done business with Insignia or with Mi4e.

(Bizad Zandy):	So either our clients or Mi4e’s client.

Mark McMillan:	That have done business with Insignia or Mi4e. I believe that the video includes a list of companies some maybe active and some may not be active ongoing customers.

(Bizad Zandy):	Okay. And the last question for you on the Huawei, you just mentioned they you just signed an operator for us, is that in China?

Mark McMillan:	I can’t comment on where their customer is. They signed the customer last quarter, actually. Their first one was completed in Q2.

(Bizad Zandy):	Okay, thanks so much Mark.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	Okay. Thank you for calling in today.

(Bizad Zandy):	Sure.

Conference Coordinator:	We will now take our next question from the site of (Nick Bouquet), a private investor. Go ahead please.

(Nick Bouquet):	Thank you.

Mark, are we working with any other company to establish a standardized mobile framework?

Mark McMillan:	A standardized mobile framework, you mean like an application framework (device)?

(Nick Bouquet):	Sorry?

Mark McMillan:	I’m not sure what you mean by that. You mean like an application framework device?

(Nick Bouquet):	Yes. In order to create more interest (unintelligible).

Mark McMillan:	Well, let me just first say that, there’s plenty of interest in the technology already. I mean we signed six new customers last quarter, I think that’s indicative of the fact that there’s a lot of interest in technology as it stands today. So it’s being adopted.

With that said, as I mentioned in my prepared text, this technology will evolve and in one of the ways it will evolve is with this type of a framework that allows you to add a content paired with the capability in a package and that’s what I meant by the seamless transaction you can install content along with the capability to display the content.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

(Nick Bouquet):	Are we working with any other company to refine that mobile framework?

Mark McMillan:	We are working within the Open Systems Gateway Initiatives to refine that framework.

(Nick Bouquet):	Okay.

Mark McMillan:	That was done in a standardized...

(Nick Bouquet):	Okay, okay. Are we moving into the mobile email business in any form?

Mark McMillan:	I do not want to comment on product plants that we may have but have not made public.

(Nick Bouquet):	All right, thank you Mark.

Conference Coordinator:	Another reminder, please try to limit yourself to one question.

We will now take the next question from the site of (Richard Tennessee), a private investor. Go ahead please.

(Richard Tennessee):	Hi, Mark.

First of all, I’d like to congratulate you on the progress you’ve made so far. My question is along the lines of your revenue model. Approximately given this — I’d like to take the ratio of your initial license fees versus might be reoccurring either month to month or year to year.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

For instance (I got) $100,000 for a license for an operator, approximately, how much of that would you see reoccurring based on you usage, (make-up) fees, etcetera?

Mark McMillan:	Well, it really depends on transaction-to-transaction that we do. The bulk of our future revenue is forecasted come from subscription fees that will be paid on a per subscriber basis.

So license fees on a per subscriber basis which are recurring.

We have some cases takes — initial license fees and in some cases we don’t. We signed offers last quarter that we’ve taken no revenue for yet. We’ve only posted nominal revenue from TTPCom today. Most of that will be for and will be recognized as they begin to ship the technology to their customers.

So, you know, I think that — but with that said, (EBRR) also examples of companies that we’ve taken subscription fees for or fees that are — especially in the older technology, the client provisioning technology that will be left of a subscriber basis, more like an annual fee basis or annual subscription type arrangement.

In addition with that, we’ve got some fees for professional services for deployment and configuration, although I have to say that as a strategy, as we grow, we are looking to leverage our channel partners as much possible to do that.

Just because it’s difficult to scale professional services organizations, you know, as fast we needed to take advantage of the market opportunities, so

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Huawei, Axalto and MATERNA, other general partners will be assisting with that as we go.

And then we’ve got a maintenance fee which depends upon the product in a model that paid annually. It can be 15% or could be more than 15% depending on the product that we offer.

(Richard Tennessee):	Thanks, Mark. It sounds like you’re flexible on your arrangement with your customers.

Mark McMillan:	We have to be. Yup, thank you.

(Richard Tennessee):	Okay. Thanks for the answer.

Conference Coordinator:	We will take our next question from the site of Quynh Nguyen with an email question.

Go ahead, please.

Quynh Nguyen:	Mark, we have an emailed question from investor (Ray Norris) and he asked that Insignia stated in the past that the proprietary client was sold on a royalty free basis and now Insignia today announced that the client accounted for 31% of the quarter’s revenues.

Is this a trend that is likely to continue or was this a one off due to the sale of components to – of the (OMSC) to Red Band

Mark McMillan:	No, very little of that was from Red Band. So in past, before there were open standards for the protocol between the client and the server, our client was (of no) value if it didn’t attach back to our server. So we gave the client away for free.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

The way that the market as a whole, is that in most cases — not all cases, but most cases — companies are looking to deploy OMA-DM standardized solutions. And our own OMA DM client works with any server equally well.

Our server delivers more functionality than most, but it will communicate equally well with any server. And we validate this, that these OMA-DM test (vest) every quarter, (we’d only) test with all the competing products on the market.

So we’ve tested with, you know, everybody that you’d come up as a competitor that has a market ready product.

And so therefore our client does have value even if our server is not used. And so we charge royalty for that.

And we do not think that it’s a (blip). Although when I went over the total market value in my prepared text, we said that we expect the server market or Ovum expects the server market to grow to over $400 million by 2009 and we expect the client side, total available market for the client side of the business, to be between $40 million and $80 million in the same timeframe.

So that’s probably a pretty good indication for how we see our revenue split going out into the future.

Quynh Nguyen:	Thank you. Next question, please.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Conference Coordinator:	We will now take our next question from the site of (Charles Chen) with (TipCo).

Go ahead, please.

(Charles Chen):	Hi, this is (Charles) calling.

Mark McMillan:	Hello, (Charles).

(Charles Chen):	Yeah. So — well, my question is more like, you know, yeah you guys doing very well technically, you know, on the technical side, but how well on the financial side? You know, because when I (unintelligible) in the company less than two years ago, the company has like 20 million shares outstanding and now it’s approaching like 50 million, 60 million already, you know?

So with massive dilution there, you know, that’s really limit upside potential for the, you know, for the company in the future. So what’s your comment on that?

Mark McMillan:	Well, we try to minimize the dilutions. This was a company that was a one-product company that due to changes in the market conditions, the board made the decision to change from VM business, to device management business.

We did that without a large reservoir of cash, but we made the determination that it was in the best interest of the shareholders for the long-term, to get out of the business where we were paying Sun Microsystems an increasing portion of our revenue and underlying royalties. And that ultimately due to policy changes at Sun wasn’t going to be profitable.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

So we made the decision to make the change. And we funded that transition through a series of funding transactions. The primary funding transaction that we put in place is the Fusion transaction, this $12 million transaction and we hope to use as little of that as we have to, as we increase revenues and get the company in a cash flow positive basis.

So we understand the negative impact of dilution, but at the same point we’ve needed to fund the business through this transition period and we’re confident that with the trans — traction that we’re finally seeing on the revenue side and the fact that we’ve maintained our cost structure, that we are vectoring towards a capital positive situation where we can at that point, stop any further dilution.

(Charles Chen):	So do you have any projection as to the breakeven point? You know, would that be like two quarters away or what?

Mark McMillan:	Due to the fact that it’s still fairly early in the revenue game and we’re quite pleased by where we are, but it’s still fairly early, was just a couple of quarters ago that we had almost no revenue.

(Charles Ken):	That’s true.

Mark McMillan:	Right.

With this point what we want to say is that we’re going to continue quarter by quarter increases and that we’re going to maintain spending. And I don’t want to get anymore accurate than that just because, you know, a big deal ships three days from the end of the month, beginning next month and it could make a change.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

We don’t want to disappoint the shareholders and make a prediction that it isn’t right. So we’re comfortable and confident in saying we’re going to beat last quarter, we’re going to narrow that gap again and we’re going to continue that and we have an internal plan that shows us getting to profitability and cash flow profitability, we’re just, you know, those numbers aren’t quite validated enough where we’re comfortable giving public guidance at this point in time.

Conference Coordinator:	We’ll now take our next question from the site of (Bob Simons), a private investor.

Go ahead, please.

(Bob Simons):	Hi gentlemen, how are you doing?

Mark McMillan:	Hello, (Bob).

Roger Friedberger:	Hi, (Bob).

(Bob Simons):	I think you just answered the question, but I’ll state it anyway.

Basically how do you see the deployment — carrier deployment in the (spill-up) of the subscription fees in general timeframes?

Mark McMillan:	Well, I think if you look at the growth we’ve posted and the fact that – if you look at the (carrier wing) ramp in the overall market projections that we put forward, I’ll let you extrapolate your own projections there, you know?

If what you’re asking for is more fine grain guidance from us, I mean the reality is we’ve got a very robust pipeline, we’re very excited about where we’re going in the number of placements of new carriers and in the pipeline of new carriers. It’s visibility and predictability that’s still missing from that and so that’s why we’re just not prepared at this point to go out (on a limb) with more guidance than what we said already.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

I certainly hear from a lot of investors are looking for us to paint a much finer crystal ball of the future. And the problem again is this is, you know, early stage, as far as this is really are — we only just reported our second quarter of real revenue and we’re very (cautious) not to give information that turns out not to be accurate.

So we’re playing pretty conservative on what we’re prepared to say, but I do want to underline we’re very optimistic about where things are at, all indications are very positive, and we’ve really are holding those expenses in.

We took some cost reduction measures last quarter, consolidating some R&D, we expect as you were – said in the prepared text that we might even had expenses slightly lower than last quarter, so we’re driving towards this.

I just can’t tell you and I don’t want to commit publicly right now whether, you know, it’s one, two, three quarters, four quarters out.

Conference Coordinator:	We will now take our next question from the site of (Ben Zandy) with (Zenech).

Go ahead.

(Ben Zandy):	Mark...

Mark McMillan:	Thank you.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

(Ben Zandy):	Mark, would you say that fair assumption that you will see revenue from all these six new operators in the fourth quarter of this year?

Mark McMillan:	I’ve already said that I don’t want do anymore (projections) based upon those six agreements. You know, there will be revenue from all those six operators, either has been or will be revenue from all of those six operators.

We’ve taken some revenue from some of them and some of them we haven’t taken any yet. I would – I don’t want to make any specific commitments here that we’re going to have revenue from all of them in the fourth quarter though.

Conference Coordinator:	We’ll take an email question from the site of Quynh Nguyen.

Go ahead, please.

Quynh Nguyen:	Thank you.

Mark, I have a follow-up question from (Ray Norris) and he asked will Roger be transitioning to a fulltime position at Insignia?

Roger Friedberger:	Hi, this is Roger.

Right now I’ve got commitments with another company that as we say, (unintelligible) fairly critical phase and therefore being appropriate for me to transition fulltime to Insignia. However, I have to say the hours of the work that I’m putting in here certainly feels like fulltime.

Mark McMillan:	I’d like to say if he’s not working fulltime here he’s doing the night shift somewhere because he’s around here most of the time.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Quynh Nguyen:	Thank you very much. Next question please, operator.

Conference Coordinator:	It looks like we have a follow-up question from the site of Pablo Perez. Go ahead, please.

Pablo Perez-Fernandez:	Hello, how are you guys doing?

Yes, I have another question, you know, obviously you are consuming cash every quarter that you’re funding through capital infusions from, you know, certain investors. And you made some comments about the fact that you have a plan in place for the — that will take you through September and you have a potential investment (and if that wouldn’t happen), you’ll consider your options.

So with that in mind it’s actually kind of important actually for me figure out, what was your cash flow from operations investing in finance in this quarter? Could you guys (unintelligible) put out a casual statement in this release?

Mark McMillan:	Okay, let me just preface an answer and then hand it over to Roger to answer the specific cash flow, an issue that you raised.

We have more than a potential investment in place. We have a $12 million facility that has been agreed to. We’ve got 99% of our shareholders that cast ballots and our proxy approved this in May and we are now filing an S-1 registration statement, so that we can effectively drawdown upon that existing facility and that facility is for $12 million over a period of time.

So it’s more than a potential funding, we have this in place and are putting the S-1 in. I just wanted to preface the answer on that.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

We believe that it’s likely that that will be in place in time by the time we’ll need it. In case it’s not, then we will look at other alternatives. But Plan A is to get that facility in place and that should be meet our cash flow needs.

Conference Coordinator:	We have a follow-up question from the site of (Charles Kushner). Go ahead, please.

(Charles Kushner):	Hi, Mark this question is relating to operating system. So we have press releases out a couple of years ago for Accelerated Technology and Symbian. I’m looking to give an update on those relationships.

And then also what about the other operating system companies, the real time operating system companies, such as (ANEA) and any — rich operating system companies as Microsoft, PalmSource, (unintelligible), and MonteVista

Mark McMillan:	Sure.

So again you answer your – answer — two questions.

The first question was what’s up with ATI and Nucleus company and secondly — and Insignia and the second one was what about other folks?

So mixed answer on the first. On the Symbian relationship, I think is quite positive. I obviously — they’re visiting them three weeks ago in London and it’s a productive relationship.

The ATI Nucleus relationship is ongoing but hasn’t been overly productive predominantly because the fact that the role that they play. In other words they tend to supply the Nucleus OS. The Nucleus is the operating system while other companies provide the software stack and application framework above it.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

And so it seems to be a little bit wrong position for us to be placing our client technologies. So that particular relationship has been overly productive.

Now, as far as other discussions, we’ve obviously announced TTPCom and you announced a whole series of other players. You could imagine that we’re probably talking to most of them, although I won’t publicly comment about status of any ongoing non-announced commercial relationships that we have. But certainly I have said that our strategy is to leverage this platform of companies as we did in the JVM business to gain for our distribution and you did a pretty good job in capturing some of the other players in the space.

Conference Coordinator:	We have a follow-up question from the site of (Howard Prince). Go ahead, please.

(Howard Prince):	Yeah, hi Mark. Two part questions.

The first is can you give us just a general idea of how many subscribers would you categorize as a large carrier? And second part would be could you give us an assessment of any trials that are going on right now, how generally Insignia is doing?

Mark McMillan:	How many – I don’t want to give away our customers who specifically asked us not to announce them, but I would just say a large carrier is a carrier with over 15,000 subscribers – 15 million subscribers...

Man:	You gave me a heart attack.

INSIGNIA
Insignia Solutions Second Quarter 2005
Moderator: Mark McMillan
08-10-05/4:00 pm CT

Mark McMillan:	...might be a large carrier, okay?

(Howard Prince):	Okay.

Mark McMillan:	And overall the trials that we’re doing are going very well.

(Howard Prince):	Okay, thanks.

Mark McMillan:	Uh-huh.

I think with that, we’re going to bring to a conclusion the question and answer session. I’d like to thank everyone that dialed in, we’re – is listening over the Webcast or the replay on the telephone for participating in the call and taking the time to catch up on Insignia’s activities Q2.

As I mentioned, we’re very enthusiastic about where the business is and we look forward to the opportunity to speak with you again and give you the update on our Q3 achievements and activities. And I have heard loud and clear that the investors are looking for additional guidance and visibility and as soon as we are in a position to feel that we can safely do that, we will give you additional visibility and guidance as to our future operating projections.

Thank you again and thanks for taking the time.

Bye-bye.

Conference Coordinator:	This concludes today’s teleconference, you may disconnect at anytime.
END